Exhibit 99.1

MathStar, Inc.

Conference Call Script

Quarter ended March 31, 2006

Conference call date: May 16, 2006

Conference call time: 3:30 PM CDT

Call Duration 60minutes

Operator

Welcome to the MathStar, Inc. quarterly earnings conference call for the quarter ended March 31, 2006.  All lines have been placed on mute to avoid any background noise.  After the presentation there will be a question and answer period.  Please limit your questions to one and refrain from multipart questions in order to give management time to answer as many questions as time permits.  If there is time permits, additional questions will be taken.  I would like to reference you to the forward looking statements and risk factors disclosed in MathStar’s Annual Report on Form 10-K for 2005.  With that, I will turn the call over to Doug Pihl, MathStar’s Chief Executive Officer.

Doug

Good afternoon.  Thank you for joining us for our 1st quarter 2006 conference call.  With me today are Dan Sweeney, MathStar’s Chief Operating Officer, and Jim Cruckshank, our Chief Financial Officer.

Before we review the key milestones we achieved in the 1st quarter, I would like to address the status of the FPOA commercial chip tape-out.  As we announced earlier this month, we delayed the tape-out of the production version of our chip from April 2006 to June 2006.  We made this delay in order to complete certain actions that are required to increase manufacturing yields.  We will talk about this in more detail later in the call, but I want to assure our shareholders that we do not have any serious problems and that the delay should enable a higher gross margin on our end product.  We publicly announced to customers that we will sample – or provide silicon – to lead customers in September with production ramping over the balance of 2006.

In the 1st quarter we achieved major milestones that are key to the successful launch of the FPOA:

•                  We made significant progress on Version 2.0 of our FPOA Design tools that our customers use to design, simulate and debug applications to be used on the commercial version of our FPOA.  This version of our tool suite, which was released to customers on May 5th, offers significant improvements in ease-of-use, and, because of our previously announced revised contract with our tool partner, Summit Design, we are now able to offer tools on a trial basis and at a lower cost.   Current customers will automatically receive Version 2 of our FPOA Design tools at no additional cost to them.

•                  We made significant progress on our first two Application Libraries for our target markets in High Performance Video and Machine Vision. These application libraries, which were launched earlier this month, were developed in collaboration with our early customers and they will be used by all customers to accelerate their FPOA chip development.

•                  We hired Glenn Wiley, a seasoned sales professional, as Senior Vice President, Global Sales.  Under Glenn’s leadership, we broadened our customer acquisition strategy and transitioned our sales model from direct sales to a manufacturers’ rep sales channel.  We have made good progress in a short period of time, with manufacturers’ rep firms selected and under contract in 20 of our 22 North American territories. These sales representatives are focused on the high-performance segment of the market, and they are eager to offer a 1 GHz product that is available off-the-shelf, speeding their customer’s time-to-market. As of today, MathStar has trained over 90 sales reps on selling FPOAs, and we are accompanying our new reps on sales calls to their customers in our target markets.  We are pleased with the customer’s responses.

•                  Our marketing strategy is showing results, too.   We recently attended two major conferences: the National Association of Broadcasters Conference in Las Vegas that targeted high performance video customers, and Machine Vision East in Boston for the machine vision market. We had an excellent response at both trade shows, and we came away with the kind and number of leads that we wanted.  We are making good inroads into increasing the awareness of the FPOA, and our chip has been featured in a wide range of industry publications in our target markets.

MathStar currently has 12 design wins in our target markets.  We are where we want to be with our customer pipeline, and we are confidently re-iterating our guidance of at least 25 additional design wins by the end of 2006.  As we previously guided, we expect to close the majority of design wins in the second half of 2006 because customers can then access both our Version 2 Design Tools and sample our production silicon.  Accordingly, our sales staff spent the first quarter of 2006 signing and training our sales reps, and we did not close any design wins in the first quarter.

We made the difficult decision to delay tapeout to ensure a production quality chip that we could produce at low cost and high yields.  We are proud of the progress we made in tools, application libraries, increased feet-on-the-street, and the customer pipeline. We are very well positioned for a steep ramp as the FPOA is launched into a market eager for a high-speed, reprogrammable device.  During the remainder of the call, we will discuss these items in greater detail, starting with Dan Sweeney with an update on production.  Dan…

Dan	Thanks, Doug. The entire MathStar engineering team has been focused on getting production-

level FPOA silicon, programming tools and application libraries into our customers’ hands to support the initial revenue ramp. I’ll take some time to review progress in each of the three areas; I’ll start with the status of the FPOA silicon.

As Doug indicated earlier in the call, MathStar plans to tape out its first production FPOA in June 2006.  Tapeout occurs when the database that contains the design information meets all of the complex process-specific design rules, has been fully verified at 1GHz and is sent to Taiwan Semiconductor, or TSMC, our wafer foundry, to generate masks. These masks are used by TSMC to manufacture FPOA silicon wafers.    We are taking additional time to complete timing closure in the periphery of the chip to ensure a robust product with good manufacturing yields at 1 GHz.  At present the 400-object array layout is completed and timing closed at 1GHz.  Layout of all of the eleven functional blocks that make up the periphery is complete, and timing has closed on nine of these blocks.  Besides closing the last two blocks and the fully integrated chip, other engineering tasks necessary to ramp our FPOA into volume production are on schedule, including package design and verification, development of the manufacturing test, fault grading and verification of compliance with TSMC manufacturing rules.  We are confident that we will deliver production level samples of our FPOA silicon to customers in September.

Software is key to MathStar’s long-term success.  We are investing in two critical areas, the software tools our customers use to program the FPOA and FPOA application libraries used as building blocks by MathStar customers to lower their development costs and speed time-to-market.

In the Tools area, we made significant progress in the first quarter of 2006 towards maturing the tools our customers use to design and program our FPOAs. Tools development efforts in the first quarter of 2006 supported the announced release of Version 2.0 of the FPOA Design Tools in early May.  Version 2.0 of the FPOA Design Tools includes the FPOA Connection and Assignment Tool (COAST Version 2.0), and Visual Elite™ version 2005.2 from Summit Design™.  These tools allow customers to design, simulate and debug applications targeted for the next generation FPOA prior to actual silicon availability.

MathStar is pro-actively developing a core of application libraries to support customers in targeted FPOA markets.  In late April, MathStar announced the Professional Video Library for the Field Programmable Object Array (FPOA). The first intellectual property in the Library is an MPEG2 Multi-Stream Decoder for the MOA1400D FPOA device. We introduced our initial cores for the Machine Vision Library in May, and will continue to offer customer pre-designed cores in target markets to reducing customer FPOA design time and development costs.

We are also in discussion with several 3rd party IP providers about developing additional library cores for the FPOA.

MathStar has also worked to ensure unconstrained availability of the FPOA as it ramps into production.  An initial lot of wafers will be ordered at tapeout.  Typically, the chips from these wafers will be packaged and tested as complete assemblies. Although there is a small cost associated with packaging these untested parts, the overall schedule is faster this way. Packaging substrate design is complete and substrates are on order to support the steepest anticipated production ramp.  The production test plan is complete, and test vectors are nearing target coverage.  Production FPOA silicon availability will not delay our sales ramp.

I’ll now turn it over to Jim for a financial update.

Jim

Thanks, Dan.

For the first quarter of 2006, our revenues were $8,000 compared to $15,000 for the same quarter last year. Research and development costs for the quarter ended March 31, 2006 were $2.9 million compared to $2.4 million for the same quarter last year. The increase of $500,000 was primarily the result of increased payroll and contract engineering costs and allocation of rent and other overhead costs from SG&A to R&D. Selling, general and administrative costs were $2.2 million compared to $1.1 million for the same quarter last year. The increase of $1.1 million was primarily the result of:

•	increased payroll costs of about $1.3 million, of which approximately $700,000 was the new non-cash expense associated with restricted stock awards and employee options, and

•	increased costs associated with being a public company of approximately $100,000. This includes legal, outside audit costs, insurance, printing and transfer agent costs.

•	this was offset by an allocation of $300,000 of rent and overhead costs to R&D.

Our cash used in operations and investing activities for the quarter ended March 31st, 2006 was $4.5 million compared to $3.4 million for the same quarter last year. The $1.1 million increase was primarily the result of increased R&D expenditures, building the SG&A infrastructure and costs associated with being a public company.

Comparing the fourth quarter of 2005 and the first quarter of 2006, research and development costs increased from $2.4 million in Q4 2005 to $2.8 million in Q1 2006. The $400,000 increase was the result of engineering staff additions and contract engineering costs. These increases are due to a combination of planned additions and additional resources needed to get our first FPOA into production as quickly as possible.

SG&A costs increased from $2.1 million in Q4 2005 to $2.2 million in Q1 2006. The $100,000 increase was primarily due to staffing additions.

The Company’s cash used in operations and investing activities (cash burn) for the quarter ended December 31, 2005 was $5.6 million compared to $4.5 million for the quarter ended March 31, 2006. The $1.1 million decrease in cash used in operations and investing activities was primarily due to expensing approximately $3.0 million during the quarter ended December 31, 2005 related the warrants and beneficial conversion feature on the notes that were converted in Q4 2005 offset by increased R&D and SG&A expenditures in Q1 2006.

Our cash balance at March 31, 2006 was $15.7 million. The only significant increase in burn rate during the balance of 2006 will be the one-time cost associated with taping and tooling for our first production FPOA of approximately $1 million.  Based on our cash balance, cash burn and our expectations about the timing and extent of chip revenue during 2006, we believe we will have enough cash to carry us through 2006. However, we continue to explore options to raise additional financing once we have demonstrated full production-ready silicon and have achieved additional design wins. We are exploring several alternatives, including private or public investments and a follow-on offering, and we may consider strategic partnerships. These alternatives may include additional equity or convertible debt offerings. We will disclose additional information when available.

I am very pleased to report that we anticipate being ISO 2001 certified later this year.  This is critical for closing design wins at tier 1 customers.  Further, we anticipate being Sarbanes-Oxley compliant ahead of the regulatory requirements by the end of September 2007.

I will now turn the call back over to Doug.

Doug	Thank you, Jim

MathStar has the clear opportunity to be the segment-defining player in programmable logic. We look forward to a very successful future and believe the coming year will demonstrate significant market penetration and progress in making Field Programmable Object Arrays the next generation of programmable logic. We are focused on building long term, profitable growth for our shareholders.

We are holding our Annual Shareholder’s Meeting in Minneapolis at the Southwest Marriott in the Opus Development at 3:30 PM Central Time on Thursday, May 18th. For all of you that are able to attend, I would encourage you to do so. It will be a good chance to meet our senior executive team.

That concludes our formal presentation. We have about 15 minutes remaining for questions.